Robert Ventures: Compound You

https://robertventures.com

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Robert Ventures Holdings LLC (the "Company) is testing the waters under Regulation A of the Securities Act of 1933, as amended. This process allows companies to determine whether there may be interest in an eventual offering of its securities. The Company is not under any obligation to make an offering under Regulation A. The Company may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering does not need to be made under Regulation A. If the Company does proceed with an offering under Regulation A, it will be able to make sales only after it has filed an offering statement with the Securities and Exchange Commission ("SEC") and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. You must read the offering statement filed with the SEC.No money or other consideration is being solicited at this time and if sent to the Company will not be accepted. No offer to buy securities in a Regulation A+ offering of the Company can be accepted and no part of the purchase price can be received until the Company's offering statement is qualified with the SEC and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in the Company's offering involves no obligation or commitment of any kind. Our Current Preliminary Offering HERE

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12:32 PM
11/4/2023